T. Rowe Price Reserve Investment Funds, Inc.
  T. Rowe Price Government Reserve Investment Fund
  T. Rowe Price Reserve Investment Fund
Prospectus

October 1, 2001


              ABOUT THE FUNDS
1
              Objective, Strategy, Risks, and Expenses    1

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              Other Information About the Funds           2

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              T. ROWE PRICE
               ACCOUNT
2             INFORMATION
              Pricing Shares and Receiving                5
              Sale Proceeds
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              Useful Information on
              Distributions                               6
              and Taxes
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              Transaction Procedures and                  8
              Special Requirements
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              MORE ABOUT THE FUNDS
3
              Organization and Management                 9

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              Understanding Performance Information      10

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              Investment Policies and Practices          11

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              INVESTING WITH T. ROWE PRICE
4
              Account Requirements                       15
              and Transaction Information
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              Opening a New Account                      15

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              Purchasing Additional Shares               16

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              Redeeming Shares                           16

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              Rights Reserved by the Funds               16

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 Founded in 1937 by the late Thomas Rowe Price, Jr., T. Rowe Price Associates, Inc., and its affiliates managed $158.6 billion for more than eight million individual and institutional investor accounts as of June 30, 2001.
 Mutual fund shares are not deposits or obligations of, or guaranteed by, any depository institution. Shares are not insured by the FDIC, Federal Reserve, or any other government agency, and are subject to investment risks, including possible loss of the principal amount invested.

 ABOUT THE FUNDS
   These funds are not available for direct purchase by members of the public. All investments in the funds must be made by T. Rowe Price, T. Rowe Price International, Inc., or their affiliates on behalf of institutional clients for which either investment manager has discretionary investment authority.



 OBJECTIVE, STRATEGY, RISKS, AND EXPENSES
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 What are each fund's objectives and principal investment strategies?


   Government Reserve Investment Fund The fund is managed to provide a stable share price of $1.00. It seeks to maximize preservation of capital, liquidity, and, consistent with these goals, the highest possible current income. The fund invests at least 80% of its net assets in U.S. Treasury securities, which are backed by the full faith and credit of the federal government and repurchase agreements thereon. The remainder is invested in other securities guaranteed by the U.S. government and repurchase agreements. We will not purchase any security with a maturity of more than 13 months, and the fund's weighted average maturity will not exceed 90 days.


   Reserve Investment Fund The fund is managed to provide a stable share price of $1.00. Its goals are preservation of capital, liquidity, and, consistent with these, the highest possible current income. The fund invests at least 95% of its total assets in prime money market instruments, that is, securities receiving a credit rating within the highest category assigned by at least two established rating agencies, or by one rating agency if the security is rated by only one, or, if unrated, the equivalent rating as established by T. Rowe Price. The fund's dollar-weighted average maturity will not exceed 90 days. It will not purchase any security with a maturity of more than 13 months.


 What are the main risks of investing in the funds?

   Since the funds seek to maintain a $1.00 share price, they should have little risk of principal loss. An investment in the funds is not insured or guaranteed by the FDIC or any other government agency. Although each fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the funds. However, the potential for realizing a loss of principal in each fund could derive from:

  . Credit risk The chance that any of a fund's holdings will have its credit rating downgraded or will default (fail to make scheduled interest or principal payments), potentially reducing the fund's income level and share price. Regulations require that 95% of the holdings in money market funds be rated in the

T. ROWE PRICE                                 2

   highest credit category, and that the remaining 5% be rated no lower than the second highest credit category.

  . Interest rate risk This risk refers to the decline in the prices of fixed income securities and funds that may accompany a rise in the overall level of interest rates. A sharp and unexpected rise in interest rates could cause a money fund's price to drop below a dollar. However, the extremely short maturity of securities held in money market portfolios -a means of achieving an overall fund objective of principal safety-reduces their potential for price fluctuation.

   As with any mutual fund, there can be no guarantee the funds will achieve their objectives.



 OTHER INFORMATION ABOUT THE FUNDS
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 What are the funds' potential rewards?

   Government Reserve Investment Fund The fund offers stability of principal and liquidity and a way to receive monthly income through investments of the highest credit quality.

   Reserve Investment Fund The fund offers a relatively secure, liquid investment for money you may need for occasional or unexpected expenses and for money awaiting investment in longer-term bond or stock funds. In addition to preserving capital, the fund seeks to provide the highest possible income available from low-risk, short-term securities.


 Will the Government Reserve Investment Fund's investment portfolio consist entirely of U.S. Treasury securities?

   No, but other investments will be backed by the full faith and credit of the U.S. government or collateralized by such investments. The fund may invest up to 20% of assets in such other investments. These include, but are not limited to, securities issued by U.S. agencies such as the Government National Mortgage Association (GNMA), and repurchase agreements thereon. GNMA pools individual home mortgages to back a certificate or bond, which is sold to investors such as mutual funds. Interest and principal payments generated by the underlying mortgages are passed through to investors.


 Are there any tax benefits to owning shares of the Government Reserve Investment Fund?

   Yes. Monthly dividends paid by the fund from income earned on U.S. Treasury securities are exempt from state and local taxes in most states. Dividends derived from the fund's other investments may not be exempt from such taxes.

T. ROWE PRICE ACCOUNT INFORMATION             3

 Are securities backed by the U.S. government and its agencies risk-free?

   No. While U.S. government-backed securities generally are considered to be of the highest quality, they are subject to market risk. The Government Reserve Investment Fund invests in securities backed by the full faith and credit of the U.S. government, primarily U.S. Treasury securities, and repurchase agreements thereon. The U.S. government guarantees the timely payment of interest and principal on Treasury securities, but does not guarantee the fund's share price.


 What are the main types of money market securities the Reserve Investment Fund can invest in?

  . Commercial paper Unsecured promissory notes that corporations typically issue to finance current operations and other expenditures.

  . Treasury bills, notes, and bonds Debt obligations sold at discount or at face value and repaid at face value by the U.S. Treasury. Bills mature in one year or less; notes and bonds may have longer maturities at issue but will only be purchased by the fund if they mature within 13 months of the purchase date. All are backed by the full faith and credit of the U.S. government.

  . Certificates of deposit Receipts for funds deposited at banks that guarantee a fixed interest rate over a specified time period.

  . Repurchase agreements Contracts, usually involving U.S. government securities, that require one party to repurchase securities at a fixed price on a designated date.

  . Banker's acceptances Bank-issued commitments to pay for merchandise sold in the import/export market.

  . Agency notes Debt obligations of agencies sponsored by the U.S. government that are not backed by the full faith and credit of the United States.

  . Medium-term notes Unsecured corporate debt obligations that are continuously offered in a broad range of maturities and structures.

  . Bank notes Unsecured obligations of a bank that rank on an equal basis with other kinds of deposits but do not carry FDIC insurance.

  . Asset-backed securities Certificates, trusts, or similarly structured investment vehicles whose principal and interest is backed by an underlying pool of assets. The value of the asset pool often exceeds the value of the security and may include a swap obligation or third-party guarantee.

  . Funding agreements Short-term, privately placed, nontransferrable obligations of insurance companies that often include an adjustable coupon tied to market rates and the right to sell the agreement back to the issuer prior to maturity.

T. ROWE PRICE                                 4

   The fund may also purchase other types of money market securities that meet the fund's maturity and credit requirements.


   3 For further details on the funds' investment programs, risks, and fundamental policies, please see the Investment Policies and Practices section.


 How does the portfolio manager try to reduce risk?

   Consistent with each fund's objective, the portfolio manager uses various tools to try to reduce risk and increase total return, including:

  . Diversification of assets to reduce the impact of a single holding or sector on a fund's net asset value.
  . Thorough credit research by our own analysts.
  . Maturity adjustments to reflect the fund manager's interest rate outlook.

 T. ROWE PRICE ACCOUNT INFORMATION

 PRICING SHARES AND RECEIVING SALE PROCEEDS

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 How and when shares are priced


   The share price (also called "net asset value" or NAV per share) for a fund is calculated at the close of the New York Stock Exchange, normally 4 p.m. ET, each day the New York Stock Exchange is open for business. To calculate the NAV, the fund's assets are valued and totaled, liabilities are subtracted, and the balance, called net assets, is divided by the number of shares outstanding. Amortized cost is used to value money market securities.



 How your purchase, sale, or exchange price is determined

   If we receive your request in correct form by 4 p.m. ET, your transaction will be priced at that day's NAV. If we receive it after 4 p.m., it will be priced at the next business day's NAV.

   We cannot accept orders that request a particular day or price for your transaction or any other special conditions.

   Fund shares may be purchased through various third-party intermediaries including banks, brokers, and investment advisers. Where authorized by a fund, orders will be priced at the NAV next computed after receipt by the intermediary. Consult your intermediary to determine when your orders will be priced. The intermediary may charge a fee for its services.

   Note: The time at which transactions and shares are priced and the time until which orders are accepted may be changed in case of an emergency or if the New York Stock Exchange closes at a time other than 4 p.m. ET.


 How you can receive the proceeds from a sale


   If your request is received by 4 p.m. ET in correct form, proceeds are usually sent on the next business day. Proceeds can be sent to you by mail or to your bank account by Automated Clearing House (ACH) transfer or bank wire. ACH is an automated method of initiating payments from, and receiving payments in, your financial institution account. Proceeds sent by ACH transfer should be credited the second business day after the sale. Proceeds sent by bank wire should be credited to your account the first business day after the sale.


  . Exception: Under certain circumstances and when deemed to be in a fund's best interest, your proceeds may not be sent for up to seven calendar days after we receive your redemption request.


   3 If for some reason we cannot accept your request to sell shares, we will contact you.

T. ROWE PRICE                                 6

 USEFUL INFORMATION ON DISTRIBUTIONS AND TAXES
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   3 All net investment income and realized capital gains are distributed to shareholders.


 Dividends and Other Distributions


   Dividend and capital gain distributions are reinvested in additional fund shares in your account unless you select another option on your New Account Form. Reinvesting distributions results in compounding, that is, receiving income dividends and capital gain distributions on a rising number of shares.


   Distributions not reinvested are paid by check or transmitted to your bank account via ACH. If the Post Office cannot deliver your check, or if your check remains uncashed for six months, the fund reserves the right to reinvest your distribution check in your account at the NAV on the day of the reinvestment and to reinvest all subsequent distributions in shares of the fund. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

   Income dividends
  . Money funds declare income dividends daily to shareholders of record as of 12 noon ET on that day. Purchase orders received before 12 noon ET receive the dividend for that day provided payment for the order is received by 4 p.m. that day. Other purchase orders receive the dividend on the next business day after payment has been received.

  . Dividends are ordinarily paid on the first business day of each month.


  . Fund shares will earn dividends through the date of redemption; also, shares redeemed on a Friday or prior to a holiday (other than wire redemptions for money funds received before 12 noon ET) will continue to earn dividends until the next business day. Generally, if you redeem all of your shares at any time during the month, you will also receive all dividends earned through the date of redemption in the same check. When you redeem only a portion of your shares, all dividends accrued on those shares will be reinvested, or paid in cash, on the next dividend payment date.


   Capital gains

   3 Since money funds are managed to maintain a constant share price, the funds are not expected to make capital gain distributions.

  . A capital gain or loss is the difference between the purchase and sale price of a security.

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  . If a fund has net capital gains for the year (after subtracting any capital losses), they are usually declared and paid in December to shareholders of record on a specified date that month.


 Tax Information


   3 You will be sent timely information for your tax filing needs.

   You need to be aware of the possible tax consequences when:

  . You sell fund shares, including an exchange from one fund to another. . A fund makes a distribution to your account.

   Taxes on fund redemptions
   When you sell shares in any fund, you may realize a gain or loss. An exchange from one fund to another is still a sale for tax purposes.

   In January, you will be sent Form 1099-B indicating the date and amount of each sale you made in the fund during the prior year. This information will also be reported to the IRS. For most new accounts or those opened by exchange in 1984 or later, we will provide the gain or loss on the shares you sold during the year, based on the "average cost," single category method. This information is not reported to the IRS, and you do not have to use it. You may calculate the cost basis using other methods acceptable to the IRS, such as "specific identification."

   To help you maintain accurate records, we send you a confirmation immediately following each transaction you make (except for systematic purchases and redemptions) and a year-end statement detailing all your transactions in each fund account during the year.

   Taxes on fund distributions
   In January, you will be sent Form 1099-DIV indicating the tax status of any dividend and capital gain distributions made to you. This information will also be reported to the IRS. Distributions are generally taxable to you for the year in which they were paid. You will be sent any additional information you need to determine your taxes on fund distributions, such as the portion of your dividends, if any, that may be exempt from state income taxes.

   The tax treatment of a capital gain distribution is determined by how long the fund held the portfolio securities, not how long you held shares in the fund. Short-term (one year or less) capital gain distributions are taxable at the same rate as ordinary income and long-term gains on securities held more than 12 months are taxed at a maximum rate of 20%. If you realized a loss on the sale or exchange of fund shares that you held six months or less, your short-term loss must be reclassified to a long-term loss to the extent of any long-term capital gain distribution received during the period you held the shares.

T. ROWE PRICE                                 8

   3 Distributions are taxable whether reinvested in additional shares or received in cash.

   Tax effect of buying shares before a capital gain distribution
   If you buy shares shortly before or on the "record date" - the date that establishes you as the person to receive the upcoming distribution - you will receive a portion of the money you just invested in the form of a taxable distribution. Therefore, you may wish to find out a fund's record date before investing. Of course, a fund's share price may, at any time, reflect undistributed capital gains or income and unrealized appreciation, which may result in future taxable distributions.



 TRANSACTION PROCEDURES AND SPECIAL REQUIREMENTS
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   3 Following these procedures helps assure timely and accurate transactions.


 Purchase Conditions

   Nonpayment

   If you pay with a check or ACH transfer that does not clear or if your payment is not timely received, your purchase will be canceled. You will be responsible for any losses or expenses incurred by the fund or transfer agent, and the fund can redeem shares you own in this or another identically registered T. Rowe Price account as reimbursement. Each fund and its agents have the right to reject or cancel any purchase, exchange, or redemption due to nonpayment.


   U.S. dollars; type of check
   All purchases must be paid for in U.S. dollars; checks must be drawn on U.S. banks.

 MORE ABOUT THE FUNDS
 ORGANIZATION AND MANAGEMENT
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 How are the funds organized?


   The T. Rowe Price Reserve Investment Funds, Inc. (the "corporation") was incorporated in Maryland in 1997, and is a "diversified, open-end investment company," or mutual fund. The Reserve Investment Fund and the Government Reserve Investment Fund are series of the corporation that were established in 1997. Mutual funds pool money received from shareholders and invest it to try to achieve specified objectives.


   3 Shareholders benefit from T. Rowe Price's 64 years of investment management experience.



 What is meant by "shares"?

   As with all mutual funds, investors purchase shares when they put money in a fund. These shares are part of a fund's authorized capital stock, but share certificates are not issued.

   Each share and fractional share entitles the shareholder to:

  . Receive a proportional interest in a fund's income and capital gain distributions.
  . Cast one vote per share on certain fund matters, including the election of fund directors, changes in fundamental policies, or approval of changes in the fund's management contract.


 Do T. Rowe Price funds have annual shareholder meetings?

   The funds are not required to hold annual meetings and, to avoid unnecessary costs to fund shareholders, do not do so except when certain matters, such as a change in fundamental policies, must be decided. In addition, shareholders representing at least 10% of all eligible votes may call a special meeting, if they wish, for the purpose of voting on the removal of any fund director or trustee. If a meeting is held and you cannot attend, you can vote by proxy. Before the meeting, the fund will send you proxy materials that explain the issues to be decided and include instructions on voting by mail or telephone, or on the Internet.

T. ROWE PRICE                                 10

 Who runs the funds?

   General Oversight

   The corporation is governed by a Board of Directors that meets regularly to review fund investments, performance, expenses, and other business affairs. The Board elects the corporation's officers. The majority of Board members are independent of T. Rowe Price Associates, Inc. (T. Rowe Price).



   3 All decisions regarding the purchase and sale of fund investments are made by T. Rowe Price - specifically by each fund's portfolio managers.

   Portfolio Management
   Each fund has an Investment Advisory Committee whose chairman has day-to-day responsibility for managing the fund and works with the committee in developing and executing the fund's investment program. The Investment Advisory Committees comprise the following members:


   Government Reserve Investment and Reserve Investment Funds Edward A. Wiese, Chairman, Steven G. Brooks, Brian E. Burns, Alan D. Levenson, Joseph K. Lynagh, James M. McDonald, and Joan R. Potee. Mr. Wiese joined T. Rowe Price in 1984 and has been managing investments since 1985.




 UNDERSTANDING PERFORMANCE INFORMATION
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   This section should help you understand the terms used to describe fund performance.


 Total Return

   This tells you how much an investment in a fund has changed in value over a given time period. It reflects any net increase or decrease in the share price and assumes that all dividends and capital gains (if any) paid during the period were reinvested in additional shares. Therefore, total return numbers include the effect of compounding.


 Cumulative Total Return

   This is the actual return of an investment for a specified period. A cumulative return does not indicate how much the value of the investment may have fluctuated during the period. For example, an investment could have a 10-year positive cumulative return despite experiencing some negative years during that time.

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 Average Annual Total Return

   This is always hypothetical and should not be confused with actual year-by-year results. It smooths out all the variations in annual performance to tell you what constant year-by-year return would have produced the investment's actual cumulative return. This gives you an idea of an investment's annual contribution to your portfolio, provided you held it for the entire period.


 Yield

   The current or "dividend" yield on a fund or any investment tells you the relationship between the investment's current level of annual income and its price on a particular day. The dividend yield reflects the actual income paid to shareholders for a given period, annualized, and divided by the net asset value. For example, a fund providing $5 of annual income per share and a price of $50 has a current yield of 10%. Yields can be calculated for any time period. The fund may compute a "current" yield, reflecting the latest seven-day income annualized, or an "effective" yield, which assumes the income has been reinvested in the fund.



 INVESTMENT POLICIES AND PRACTICES
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   This section takes a detailed look at some of the types of fund securities and the various kinds of investment practices that may be used in day-to-day portfolio management. Fund investments are subject to further restrictions and risks described in the Statement of Additional Information.


   Shareholder approval is required to substantively change fund objectives and certain investment restrictions noted in the following section as "fundamental policies." The managers also follow certain "operating policies" which can be changed without shareholder approval. However, significant changes are discussed with shareholders in fund reports. Fund investment restrictions and policies are adhered to at the time of investment. A later change in circumstances will not require the sale of an investment if it was proper at the time it was made.

   Changes in fund holdings, fund performance, and the contribution of various investments are discussed in the shareholder reports sent to you.


   3 Fund managers have considerable leeway in choosing investment strategies and selecting securities they believe will help achieve fund objectives.

T. ROWE PRICE                                 12

 Types of Portfolio Securities

   In seeking to meet their investment objectives, the funds may invest in any type of security or instrument whose investment characteristics are consistent with the funds' investment programs. The following pages describe the principal types of portfolio securities and investment management practices of the funds.

   Money Market Securities
   Money market securities are IOUs issued by companies or governmental units. Money market securities may be interest-bearing or discounted to reflect the rate of interest paid. In the case of interest-bearing securities, the issuer has a contractual obligation to pay coupon interest at a stated rate on specific dates and to repay the face value on a specified date. In the case of a discount security, no coupon interest is paid, but the security's price is discounted so that the interest is realized when the security matures at face value. In either case, an issuer may have the right to redeem or "call" the security before maturity, and the investor may have to reinvest the proceeds at lower market rates.

   Except for adjustable rate instruments, a money market security's interest rate, as reflected in the coupon rate or discount, is usually fixed for the life of the security. Its current yield (coupon or discount as a percent of current price) will fluctuate to reflect changes in interest rate levels. A money market security's price usually rises when interest rates fall, and vice versa.

   Money market securities may be unsecured (backed by the issuer's general creditworthiness only) or secured (also backed by specified collateral).

   Certain money market securities have interest rates that are adjusted periodically. These interest rate adjustments tend to minimize fluctuations in the securities' principal values. When calculating its weighted average maturity, a fund may shorten the maturity of these securities in accordance with Rule 2a-7.

   Operating policy Except as may be permitted by Rule 2a-7, the funds will not purchase any security (other than a U.S. government security) if it would cause a fund to have more than: (1) 5% of its total assets in securities of that issuer, where the securities are prime securities (other than for certain temporary, limited purposes); or (2) where the securities are not prime securities, 5% of its total assets in such securities and 1% of its total assets in the securities of that issuer.

   Other Securities Backed by the Full Faith and Credit of the U.S. Government

   The funds may purchase securities of U.S. government agencies and instrumentalities which are backed by the full faith and credit of the U.S. government, such as securities of the Government National Mortgage Association (GNMA), the Federal Housing Administration, the Department of the General Services Administration, the Maritime Administration, and the Small Business Administration. The Government Reserve Investment Fund will not invest in the securities of any U.S. government agencies which do not carry the full faith and credit

T. ROWE PRICE ACCOUNT INFORMATION             13

   of the U.S. government, such as Fannie Mae (FNMA) or Freddie Mac (FHLMC) securities. No more than 20% of the Government Reserve Investment Fund's net assets will be maintained in non-U.S. Treasury securities. The Government Reserve Investment Fund does not expect to invest in mortgage securities.


   Fundamental policy The Government Reserve Investment Fund must invest at least 80% of its net assets in U.S. Treasury securities and repurchase agreements thereon.



 The Reserve Investment Fund may also invest in the following types of securities.
   Asset-Backed Securities

   An underlying pool of assets, such as credit card or automobile trade receivables or corporate loans or bonds, backs these bonds and provides the interest and principal payments to investors. On occasion, the pool of assets may also include a swap obligation, which is used to change the cash flows on the underlying assets. As an example, a swap may be used to allow floating rate assets to back a fixed-rate obligation. Credit quality depends primarily on the quality of the underlying assets, the level of credit support, if any, provided by the structure or by a third-party insurance wrap, and the credit quality of the swap counterparty, if any. The underlying assets (i.e., loans) are sometimes subject to prepayments, which can shorten the security's weighted average life and may lower its return. The value of these securities also may change because of actual or perceived changes in the creditworthiness of the originator, the servicing agent, the financial institution providing the credit support, or the swap counterparty. There is no limit on fund investments in these securities.


   Foreign Securities

   Investments may be made in certain foreign securities: dollar-denominated money market securities of foreign issuers, foreign branches of U.S. banks, and U.S. branches of foreign banks. Such investments increase a portfolio's diversification and may enhance return, but they also involve some special risks, such as exposure to potentially adverse local, political, and economic developments; nationalization and exchange controls; potentially lower liquidity and higher volatility; and possible problems arising from accounting, disclosure, settlement, and regulatory practices that differ from U.S. standards.



   3 Foreign securities increase the fund's diversification and may enhance return, but they involve special risks, especially from developing countries.

   Operating policy The Reserve Investment Fund may invest without limit in U.S. dollar-denominated foreign securities.

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   Private Placements
   These securities are sold directly to a small number of investors, usually institutions. Unlike public offerings, such securities are not registered with the SEC. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, and their sale may involve substantial delays and additional costs.

   Operating policy The Reserve Investment Fund may invest up to 10% of its net assets in illiquid securities.


 Types of Management Practices (both funds)

   Borrowing Money and Transferring Assets
   Fund borrowings may be made from banks and other T. Rowe Price funds for temporary emergency purposes to facilitate redemption requests, or for other purposes consistent with fund policies as set forth in this prospectus. Such borrowings may be collateralized with fund assets, subject to restrictions.

   Fundamental policy Borrowings may not exceed 33/1//\\/3/\\% of total fund assets.

   Operating policy Fund transfers of portfolio securities as collateral will not be made except as necessary in connection with permissible borrowings or investments, and then such transfers may not exceed 33/1//\\/3/\\% of fund total assets. Fund purchases of additional securities will not be made when borrowings exceed 5% of total assets.

   Lending of Portfolio Securities

   Fund securities may be lent to broker-dealers, other institutions, or other persons to earn additional income. The principal risk is the potential insolvency of the broker-dealer or other borrower. In this event, a fund could experience delays in recovering its securities and capital losses.


   Fundamental policy The value of loaned securities may not exceed 33/1//\\/3/\\% of total fund assets.

 INVESTING WITH T. ROWE PRICE
 ACCOUNT REQUIREMENTS AND TRANSACTION INFORMATION
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                                                       Tax Identification Number

We must have your correct Social Security or tax identification number on a signed New Account Form or W-9 Form. Otherwise, federal law requires the funds to withhold a percentage (currently 30.5%) of your dividends, capital gain distributions, and redemptions, and may subject you to an IRS fine. If this information is not received within 60 days after your account is established, your account may be redeemed at the fund's NAV on the redemption date.

Always verify your transactions by carefully reviewing the confirmations we send you. Please report any discrepancies to Shareholder Services promptly.




 OPENING A NEW ACCOUNT
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$1,000 minimum initial investment

All initial and subsequent investments must be made by bank wire.

                                                                         By Wire
Call Investor Services for an account number and give the following wire information to your bank:


Receiving Bank:  PNC Bank, N.A. (Pittsburgh) Receiving Bank ABA#:  043000096
Beneficiary: T. Rowe Price [fund name] Beneficiary Account: 1004397951 Originator to Beneficiary Information (OBI): name of owner(s) and account number

Note: Investment will be made, but no services will be established and IRS penalty withholding may occur until we receive a signed New Account Form. Also, retirement plan accounts and IRAs cannot be opened by wire.

via U.S. Postal Service
T. Rowe Price Financial Institution Services P.O. Box 17603 Baltimore, MD 21297-1603

T. ROWE PRICE                                 16


via private carriers/overnight services
T. Rowe Price Financial Institution Services Four Financial Center 4515 Painters Mill Road Owings Mills, MD 21117-4903




 PURCHASING ADDITIONAL SHARES
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$1,000 minimum purchase

                                                                         By Wire

Call Shareholder Services or use the instructions in Opening a New Account.




 REDEEMING SHARES
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                                                                        By Phone
Call Shareholder Services

If you find our phones busy during unusually volatile markets, please consider placing your order by your personal computer or Tele*Access (if you have previously authorized these services), mailgram, or express mail.


Redemption proceeds can be mailed to your account address, sent by ACH transfer, or wired to your bank (provided your bank information is already on file).

There is currently a $5 fee for wire redemptions under $5,000, and your bank may charge for incoming or outgoing wire transfers regardless of size.



 RIGHTS RESERVED BY THE FUNDS
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T. Rowe Price funds and their agents reserve the following rights: (1) to waive or lower investment minimums; (2) to accept initial purchases by telephone or mailgram; (3) to refuse any purchase or exchange order; (4) to cancel or rescind any purchase or exchange order (including, but not limited to, orders deemed to result in excessive trading, market timing, fraud, or 5% ownership) upon notice to the shareholder within five business days of the trade or if the written confirmation has

T. ROWE PRICE ACCOUNT INFORMATION             17

not been received by the shareholder, whichever is sooner; (5) to freeze any account and suspend account services when notice has been received of a dispute between the registered or beneficial account owners or there is reason to believe a fraudulent transaction may occur; (6) to otherwise modify the conditions of purchase and any services at any time; (7) to waive any redemption, small account, maintenance or other fees charged to a shareholder; and (8) to act on instructions reasonably believed to be genuine. These actions will be taken when, in the sole discretion of management, they are deemed to be in the best interest of the fund.


In an effort to protect T. Rowe Price funds from the possible adverse effects of a substantial redemption in a large account, as a matter of general policy, no shareholder or group of shareholders controlled by the same person or group of persons will knowingly be permitted to purchase in excess of 5% of the outstanding shares of a fund, except upon approval of the fund's management.

A fund Statement of Additional Information has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. Further information about fund investments, including a review of market conditions and the manager's recent strategies and their impact on performance, is available in the annual and semiannual shareholder reports. To obtain free copies of any of these documents, call your intermediary.

Fund information and Statements of Additional Information are also available from the Public Reference Room of the Securities and Exchange Commission. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Fund reports and other fund information are available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at publicinfo@sec.gov, or by writing the Public Reference Room, Washington D.C. 20549-0102.
1940 Act File No. 811-08279